Exhibit 99.1

Quadrant 4 System Corporation Provides Guidance for 2015 First Quarter Performance and Status Update on 2014 Audit Progress

ROLLING MEADOWS, Ill., June 22, 2015 (GLOBE NEWSWIRE) -- Quadrant 4 System Corporation (QFOR) ("Quadrant 4" or the "Company") reports that its first quarter performance is on track based on its plan. The estimated revenues for the first quarter ended March 31, 2015 are projected to be approximately $13.4 Million compared to $10.3 Million for the same period in 2014, a projected increase of approximately 30%.

The gross margins are projected to be at 39.6% for the first quarter compared to 33.6% for the similar period in 2014, an increase of approximately 18%.

The Company projects approximately $1.5 Million in EBITDA for the first quarter of 2015. The Company has expanded its sales force significantly and has spent approximately $1.2 Million in R&D expenses during the first quarter of 2015 compared to $0.67 Million for the similar period in 2014.

The FY 2014 audit work is progressing along and based on the work completed by company’s independent auditors so far, the Company is estimating that the 2014 top-line Revenues are expected to be approximately $48.5 million, Gross Margins are expected to be approximately $17.5million (36.2%) and EBITDA for the year is expected to be approximately $6.45 million. The Company will make audited financials available upon completion of the audit process.

The Company continues to execute on its stated business plan and expects to see strong growth in top-line revenues and gross margins in 2015 and a significant increase in deployment of its cloud based Exchange Platform, QHIX in the Healthcare segment. The Company is continuing to develop strong business opportunities and sales pipeline for its SaaS and PaaS solutions in all of its chosen three sectors, namely, Healthcare, Media and Education.

About Quadrant 4 System Corporation

Quadrant 4 System Corporation is a SMAC (Social, Mobile, Analytics and Cloud) technology company offering state-of-the art SaaS (Software as a Service) and PaaS (Platform as a Service) based Exchange Solutions in Healthcare (qHIX), Media (qBLITZ) and Education (qEDU). Quadrant 4's highly scalable vertical cloud platforms coupled with our Global Professional Services organization provide our clients with a competitive advantage in the marketplace. Please visit www.qfor.com for more information.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact should be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in such forward-looking statements. We do not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this release is based on information currently available and may not be reliable after this date.

Contact:

Raymond A. Catroppa, CFA
raymond.catroppa@qfor.com
Quadrant 4 System Corporation
+1 (917) 363-1448